Exhibit 99.1

CERTIFIED RESOLUTIONS OF THE BOARD OF DIRECTORS

OF HAWK SYSTEMS, INC.

I, the undersigned, do certify that the following is a complete, true, and correct copy of certain resolutions of the Board of Directors (the “Board”) of Hawk Systems, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), which resolutions were duly adopted at a meeting of the Board held on October 7, 2009, in accordance with law and the by-laws of the Company and that these resolutions have not been rescinded or modified and remain in full force and effect.

Approval of Signatories on Behalf of the Company

RESOLVED, that Mr. David Coriaty is hereby authorized, empowered and directed to take any and all such actions and to execute any and all such instruments and documents as shall be necessary for the Company to comply with its reporting obligations under the Securities Exchange Act of 1934, as amended, to file any documents with the Secretary of State of the State of Delaware, or any other state as may be required from time to time, and to execute any contracts, documents or other agreements authorized by the Board, in the name and on behalf of the Company, under its corporate seal or otherwise, and to pay all such costs and expenses as shall be necessary or appropriate to carry out the intent and accomplish the purposes of the foregoing resolutions; and be it further

RESOLVED, that Mr. David Coriaty is hereby authorized and directed to certify to interested parties that these resolutions have been duly adopted by the Board.

IN WITNESS WHEREOF, I have hereunto subscribed my name on this 17th day of November, 2009.

/s/ David Coriaty
David Coriaty
Director